Exhibit 10.3

207 Queens Quay West, Unit 590 Toronto, ON M5J 1A7, Canada Tel. 877 542 9253 • www.li-cycle.com

April 30, 2025

BY HAND

PERSONAL & CONFIDENTIAL

WITHOUT PREJUDICE

Mr. Craig Cunningham

2350 Lynington Court

Burlington, ON

L7P 4B8

Mutual Separation Agreement & Advisory Arrangement

Dear Craig,

This letter confirms our recent discussions regarding the separation of your employment with Li-Cycle Corp. (“Li-Cycle” or the “Company”), by mutual agreement, which shall be effective on May 22, 2025 (the “Separation Date”). Except as expressly set forth herein, this letter agreement supersedes the provisions of Article 5 of your Executive Employment Agreement dated with Li-Cycle dated July 17, 2024 (the “Employment Agreement”), which contractually establishes and governs your entitlements upon termination of employment.

As discussed, effective as of 11:59 pm today, April 30, 2025, you will be removed from and will no longer occupy the office of Chief Financial Officer of the Company or any of its subsidiaries and affiliates, including Li-Cycle Holdings Corp.

You will receive (i) all wages accrued and unpaid up to and including April 30, 2025, and (ii) all vacation pay accrued and unpaid up to and including April 30, 2025, in each case, less applicable statutory deductions, on the next available regularly scheduled payroll run (being Friday, May 9, 2025).

You will be reimbursed for all outstanding expenses you have properly incurred up to and including the Separation Date. In this regard, please submit any receipts, invoices, or statements to the attention of Christine Barwell, CHRO, by no later than Friday, May 2, 2025.

Your Record of Employment (“ROE”) will be sent directly to Service Canada in due course. Thereafter, you may access your ROE through the Service Canada website.

OTHER ENTITLEMENTS AND ADVISORY ARRANGEMENT

As discussed, for the three-week period from May 1, 2025 to May 22, 2025 (the “Advisory Period”), you will cooperate with and provide reasonable assistance to Li-Cycle to support the transition of the work associated with your previous position and other tasks and duties as may reasonably and customarily be requested of a finance professional.

Li-Cycle will provide you with the gross sum of US $56,308, less applicable deductions, on the first available regularly scheduled payroll run after the Separation Date (expected to be Friday, May 23, 2025), which amount shall be provided to you as wages earned during the Advisory Period and shall include satisfaction of any other amounts due and payable to you, including without limitation, Li-Cycle’s statutory notice obligations under the Employment Standards Act, 2000 (Ontario) (the “ESA”), including with respect to the continuance of benefits coverages.

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 1

In addition to the compensation set forth above with respect to the Advisory Period and subject to your compliance with all conditions noted below, you will be provided with the following in accordance with and in full satisfaction of any further statutory and contractual entitlements under the terms and conditions of your Employment Agreement or otherwise:

1.

RRSP Eligibility. In accordance with the terms and conditions of such RRSP plan(s) in effect and as amended from time to time, your participation in Li-Cycle’s RRSP plan(s) shall continue until the conclusion of the statutory notice period on the Separation Date, after which time all such participation shall automatically cease.

2.

Benefits Continuance. You will continue to participate in the Executive Plans (which are comprised of Ancillary Coverages, Perquisites, and Primary Coverages, as such terms are defined in your Employment Agreement) until the Separation Date, after which time the Ancillary Coverages and Perquisites will automatically cease. Thereafter, subject to all applicable plan terms and conditions, in place and as amended from time to time, as well as the approval of the respective insurers, you will continue to be entitled to participate in the Primary Coverages until the earlier of May 22, 2025 (being the end of the Advisory Period) or the date on which you become entitled to participate in similar benefit plans with another employer, at which point all Primary Coverages will automatically cease. As a condition of this agreement, you agree to immediately advise Li-Cycle of your participation in benefits plans through an alternate employer. Life insurance coverage may, at your option, be converted from group to individual coverage within 30 days of the Separation Date. Health and Dental coverage may, at your option, be converted from group to individual coverage within 90 days of the cessation of coverage. For further details, please contactbenefits@penmorebenefits.com or via telephone at 1-866-229-2212 (toll free).

3.

Short Term Incentive Plan (STIP). As agreed, although the Board of Directors, at its sole discretion, has not yet determined if STIP payments will be awarded in respect of the FY 2024 performance period, you shall have no further or other entitlement to STIP or any form of compensation or damages in lieu of the same.

4.

LTIP/Executive Share Ownership. For greater certainty, your eligibility under the long-term incentive plan (“LTIP”) in connection with and following the cessation of your employment, and any executive share ownership requirements in place and as amended from time to time, shall terminate on the Separation Date. Your unvested PSUs and RSUs shall be forfeited on the Separation Date. Your vested RSUs shall be eligible for settlement in the ordinary course. You do not hold any options. Please access your “Shareworks by Morgan Stanley” account for further information in this regard.

5.

Mutual Release & Indemnity. As a condition of receiving the amounts and benefits set out in this agreement, you agree and acknowledge that you will sign and deliver either by hand or via email to the attention of Christine Barwell, CHRO, (i) the Acknowledgement below and (ii) the Mutual Release & Indemnity, attached at Schedule “A” hereto by no later than 5:00 pm EST on May 22, 2025. For certainty, you will have no obligations under the Mutual Release & Indemnity or this agreement should the Company not comply with its obligations hereunder. The Company will sign and deliver to you a copy of the Mutual Release & Indemnity by the same time and date as set out above, and will comply with its obligations thereunder. Litigation Cooperation. As a condition of this agreement, you agree that you will cooperate with, and make yourself readily available to, Li-Cycle, its affiliated and related businesses, and/or their respective advisers, as Li-Cycle may reasonably request, to assist in any dispute by any third party against any of the Releasees (as such term is defined in the attached Mutual Release & Indemnity), including providing information, in the form of documentation and/or witness statement(s) and/or testimony, for any litigation, potential litigation, internal investigation, or administrative, regulatory, judicial or quasi-judicial proceeding involving Li-Cycle (and/or its related or affiliated entities) about which you have experience or information; provided that you will have no obligation to support any of the Releasees in any restructuring or insolvency proceeding under the CCAA or otherwise. Li-Cycle will reimburse you for your time spent on litigation matters at the request of the Company or its counsel at a rate of CAD $3,000 per day (CAD $1,500 per half day) and for any reasonable expenses incurred by you as a consequence of complying with this paragraph 5, provided that such time and expenses are approved in advance by Li-Cycle. For clarity, this litigation cooperation provision does not preclude, and should not be interpreted as precluding, any lawful, good faith report under applicable whistleblower legislation by you or otherwise complying with disclosure or similar obligations required by law and will not require services of such magnitude as they will interfere with your ability to obtain and maintain alternate employment or engagement.

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 2

6.

Mutual Non-Disparagement. You acknowledge and confirm that you will comply with your post-employment non-disparagement obligations set out in the attached Mutual Release & Indemnity. Further, Li-Cycle agrees that it will not make any corporate statements disparaging you and the Company will direct all members of the Company’s Board of Directors and management not to do so.

7.	Deductions and Withholdings. All payments and arrangements in this letter agreement are subject to all applicable statutory deductions and withholdings.

8.

Legal Expenses. Subject to and conditional upon your agreement to and full execution of this letter agreement and the attached Mutual Release & Indemnity, Li-Cycle agrees to pay your legal expenses personally incurred in respect of the termination of your employment and the resolution of the terms of the termination of your employment, up to an aggregate maximum of CAD $10,000 + HST, to be paid directly to your legal counsel, Blake, Cassels & Graydon LLP, in trust, within two business days of receipt of an invoice from the law firm. Your execution of this letter shall constitute your lawful direction of such funds as contemplated by this section.

9.

Indemnification: Subject to and in accordance with the terms and conditions of the same, you will continue to be covered by and subject to the Director and Officer Indemnification Agreement as between you and Li-Cycle Holdings Corp., dated March 26, 2025, which is not amended by this agreement.

10.	Other Matters. You hereby agree to:

(a)

return all Li-Cycle property in your possession or under your control, stored in any form whatsoever, together with any copies, by contacting Robert Schenkel via email by no later than 5:00pm on May 22, 2025 as set forth in section 5.13 of your Employment Agreement;

(b)

comply, at all times up to and following the Separation Date, with all of your ongoing fiduciary, common law, as applicable, and any enforceable contractual post-employment obligations, including pursuant to your Employment Agreement (including the clawback provisions at section 3.5 therein, the non-competition and non-solicitation covenants at Article 6 therein, and the confidentiality and intellectual property-related covenants set out in the Confidentiality and Intellectual Property Rights Agreement attached to the Employment Agreement at Exhibit “A”) and the attached Mutual Release & Indemnity;

(c)

take all steps set forth under section 5.12 of your Employment Agreement or otherwise to evidence the resignation of all directorships and offices with Li-Cycle or any subsidiaries or affiliates of the Company; and

(d)

maintain confidentiality with respect to the terms and conditions of this letter agreement and not disclose the same to any person or entity other than your spouse, your legal counsel or financial advisor, or as required by law. Any party to whom you make permitted disclosure must also maintain confidentiality with respect to the terms and conditions of this letter agreement.

If you have any questions or require clarification of any of the matters in this letter agreement, please contact me via email at your convenience. We wish to thank you for your service with and contributions to Li-Cycle and wish you the best in your future endeavours.

Yours truly,

Christine Barwell

Chief Human Resources Officer

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 3

ACKNOWLEDGEMENT

I have carefully read, fully understand and hereby voluntarily accept the mutual separation package offered to me above after being provided with a reasonable and sufficient opportunity to ask questions and to seek independent legal advice in relation to this offer.

Date:	April 30, 2025

Witness:	Gloria Berger	/s/ Craig Cunningham
Craig Cunningham - Sign and Print

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 4

SCHEDULE “A”

MUTUAL RELEASE AND INDEMNITY

WHEREAS:

(a)	the employment of Craig Cunningham (“Employee”) with Li-Cycle Corp. (“Employer”) ceased as a result of a mutual separation effective as of 11:59 pm on May 22, 2025;

(b)

Employee has agreed to accept the terms of settlement outlined in the mutual separation letter agreement from Employer dated April 30, 2025, to which this Release and Indemnity is attached (the “Terms of Settlement”) in full settlement of all Claims (as defined below) which Employee may have relating to their employment with Employer or the cessation of such employment; and

(c)	Employer has agreed to release Employee of all claims which Employer may have relating to Employee’s relationship with the Employer.

NOW THEREFORE THIS RELEASE AND INDEMNITY WITNESSES that, in consideration of the Terms of Settlement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.	Release and Indemnity

Subject to any indemnification rights or entitlements Employee may have pursuant to Section 10 of the Terms of Settlement and Employer’s compliance with the Terms of Settlement, Employee hereby:

(a)	releases and forever discharges:

(i)	Employer, its current and former directors, officers, trustees, shareholders, employees, contractors and agents;

(ii)	all corporations and entities associated or affiliated with Employer and their respective current and former directors, officers, trustees, shareholders, employees, contractors and agents; and

(iii)	the respective heirs, executors, administrators, other legal representatives, successors and assigns of the aforesaid corporations, individuals and other entities

(individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, proceedings, actions, complaints and demands whatsoever, whether known or unknown, that have arisen or that may arise at any time in the future (individually, a “Claim” and, collectively, the “Claims”) and, without limiting the generality of the foregoing, all Claims arising from the employment of Employee with Employer or the cessation of such employment, including all Claims, contractual, statutory or otherwise, under any benefit plan in which Employee participated (including but not limited to any short or long-term disability benefits plan(s)) or may have been entitled to participate during their employment, and all Claims for salary, wages, commissions, incentive compensation, bonuses, pension, stock options, shares or other securities, benefits, overtime pay, vacation pay, holiday pay, any other form of remuneration, benefit or perquisite, termination pay, severance pay, compensation in lieu of notice, damages for wrongful dismissal, any other forms of damage and reinstatement in employment, and including any express or implied right under any contract of employment, the common law, the Employment Standards Act, 2000 (Ontario), the Labour Relations Act, 1995 (Ontario), the Occupational Health and Safety Act (Ontario) or any other statute or regulation;

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 5

(b)

agrees that they are aware of their rights under the Human Rights Code (Ontario), confirms that they are not and do not intend to assert such rights or advance a Claim under the Human Rights Code (Ontario) relating to their employment with Employer or the termination of such employment, and hereby releases and forever discharges the Releasees from any such Claims;

(c)

agrees, for the benefit of the Releasees, not to make any Claim or take any proceeding with respect to any matter released and discharged herein that may result in any Claim arising against any Releasee for contribution or indemnity or other relief;

(d)

agrees to indemnify and save harmless the Releasees from and against all Claims asserted against and all losses, damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including but not limited to interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals) (collectively, the “Losses”) incurred by any of the Releasees directly or indirectly arising out of or resulting from any of the Claims described in Sections 1(a) and (b) or any breach of the covenant contained in Section 1(c);

(e)

agrees to indemnify and save harmless the Releasees from and against any and all Claims under the Income Tax Act (Canada), the Income Tax Act (Ontario), the Canada Pension Plan Act, the Employment Insurance Act (Canada), including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan premiums, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any Losses arising from any such Claims;

(f)

agrees to comply with all post-employment and other obligations set forth in the Employee’s employment agreement with the Employer dated July 17, 2024 (the “Employment Agreement”) and in the mutual separation letter agreement dated April 30, 2025;

(g)

acknowledges and confirms that they have received a copy of the Employer’s Executive Compensation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”), and that the Clawback Policy as well as section 3.6 of the Employment Agreement will apply both during and after the Employee’s employment with the Employer. Further, the Employee agrees to abide by the terms of the Clawback Policy, including by returning any Excess Awarded Compensation (as defined in the Clawback Policy) to the Employer to the extent required by, and in a manner permitted by, the Clawback Policy and/or by executing a written wage deduction authorization in a form provided by the Employer in connection with Excess Awarded Compensation. In the event of any inconsistency between the Clawback Policy and the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid to or by the Employee, the terms of the Clawback Policy shall govern to the full extent permitted by applicable laws;

(h)

agrees to keep the terms of this Release and Indemnity and the Terms of Settlement and the discussions leading up to them completely confidential, and not to disclose the terms of this Release and Indemnity, the Terms of Settlement and the discussions leading up to them except to immediate family members properly cautioned, legal and financial advisors, or to the extent that disclosure is required by law;

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 6

(i)

agrees that they will not comment, whether directly or indirectly, in any forum (including, without limitation, through social media channels) and/or through any means whatsoever (including, without limitation, in writing or verbally), in any adverse, disparaging, or defamatory fashion on the Releasees (as such term is defined in the attached Release) or any of them, including, without limitation, on their respective business affairs, practices, and operations, or their relationship with any of them. For clarity, this non-disparagement provision does not preclude, and should not be interpreted as precluding, any lawful, good faith report under applicable whistleblower legislation by the Employee or otherwise prevent the Employee from complying with disclosure or similar obligations required by law;

(j)

acknowledges and agrees that the Releasees other than Employer are intended to be third party beneficiaries of this Release and Indemnity and, as such, each of such Releasees are entitled to enjoy the benefits of this Release and Indemnity and have the right to independently enforce the terms of this Release and Indemnity directly against Employee; and

(k)

to the extent necessary to entitle the Releasees to enjoy the benefits of this Release and Indemnity, appoints Employer as the trustee for such Releasees of the provisions of this Release and Indemnity that are for their benefit.

2.	Employer Release

Employer and the Releasees hereby release and forever discharge Employee, and their heirs, executors, administrators, other legal representatives, successors and assigns, from any and all actions, causes of action, claims, proceedings, actions, complaints and demands whatsoever, whether known or unknown, that have arisen or that may arise at any time in the future.

3.	Independent Legal Advice

Employee declares that they had a reasonable and sufficient opportunity to seek independent legal advice with respect to the Terms of Settlement as well as this Release and Indemnity and fully understands them. Employee hereby voluntarily accepts the Terms of Settlement for the purpose of making full and final compromise, adjustment and settlement of all Claims referred to above.

4.	Confidentiality

Employee will not disclose the terms and conditions of the mutual separation letter agreement dated April 30, 2025, or the discussions between the parties with respect to the same, except to his/her spouse, to the extent that disclosure is required by law or to the extent necessary to permit the Employee to obtain legal and/or financial advice in connection with the Terms of Settlement and this Release and Indemnity. All persons to whom the Employee makes such permitted disclosure must agree to be bound to the same extent the Employee is bound by this non-disclosure provision.

5.	No Admission of Liability

Employee understands and agrees that neither the Terms of Settlement nor anything contained herein, nor the payment of the said consideration will be construed as an admission of liability by the Releasees.

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 7

6.	Governing Law

This Release and Indemnity is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.	Benefit

This Release and Indemnity will enure to the benefit of and be binding upon Employee, Employer and the Releasees and their respective heirs, executors, administrators, other legal representatives, successors, and assigns.

8.	Entire Agreement

This Release and Indemnity along with the Terms of Settlement constitute the entire agreement between Employee and Employer with respect to the subject matter hereof. The Terms of Settlement are contractual and not a mere recital.

IN WITNESS WHEREOF Employee and Employer have executed this Release and Indemnity at Toronto, Ontario on April 30, 2025.

SIGNED AND DELIVERED	)
in the presence of:	)
)
Gloria Berger	)	/s/ Craig Cunningham
Witness	)	Craig Cunningham - Sign and Print

© Li-Cycle 2020 All rights reserved, including all rights relating to the use of this document or its contents.	Page 8